Exhibit 10.1

ADDENDUM TO SENIOR OFFICER SEVERANCE PLAN

THIS ADDENDUM TO SENIOR OFFICER SEVERANCE PLAN (this “Addendum”) is entered into effective as of April 6, 2020 between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), and MICHAEL MCGAUGH (the “Executive”).

RECITAL:

A.    Effective February 21, 2020, the Company adopted the Senior Officer Severance Plan (the “Plan”) to provide severance benefits for senior officers eligible to participate in the Plan in the event of certain terminations of employment, including in connection with a Change in Control of the Company.

B.    Executive has been appointed as the President and Chief Executive Officer of the Company effective April 6, 2020.

C.    The Company and Executive desire to modify certain provisions of the Plan applicable to Executive.

NOW, THEREFORE, the Company and Executive agree as follows:

1.    Certain Defined Terms.

1.1    “Good Reason.” In addition to the conditions set forth in Section 2.24 of the Plan, the occurrence of either of the following conditions arising without the consent of Executive shall constitute “Good Reason”:

(a)    a requirement that Executive report other than to the Board of Directors; or

(b)    Executive ceases to serve as the principal executive officer of the Company.

1.2    All other defined terms that are used in this Addendum and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.    Amendment, Termination.

If the Plan is terminated or amended in a manner that materially reduces the severance benefits provided under the Plan, the Company shall enter into a severance agreement with Executive providing for severance benefits on the same substantive terms and conditions as the Plan prior to such termination or amendment.

3.    Effect of Addendum on the Plan.

Except as otherwise expressly modified by the provisions of this Addendum, the provisions of the Plan remain unchanged and in full force and effect. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions set forth in this Addendum, the terms and conditions of this Addendum shall govern and control.

4.    Miscellaneous.

Executive acknowledges that Executive has carefully read this entire Addendum and fully agrees with and understands all of the provisions hereof. Executive further agrees that in executing this Addendum Executive has not relied on any written or oral representations, promises, conditions, or understandings of the Company, express or implied, except as set forth herein. This Addendum may not be amended or modified other than in writing signed by the parties. This Addendum and any disputes arising thereunder shall be governed by the laws of the State of Ohio without regard to any State’s choice of law, rules or principles. Employee and the Company expressly agree that any legal action arising out of or related to this Agreement will be brought exclusively in the state or federal courts located in Summit County, Ohio, and each party expressly consents to the jurisdiction of such courts and waives any and all objections to the jurisdiction or venue thereof. This Addendum may be assigned to any successor-in-interest to the business of the Company without the consent of Executive, but may not be assigned by Executive to any third party. This Addendum is not a contract of employment for any definite period and Executive acknowledges that Executive’s employment is terminable at-will.

IN WITNESS WHEREOF, the parties have hereunto executed this Addendum to be effective as of the date first set forth above.

COMPANY

Myers Industries, Inc.

Date:	By:
Andrean R. Horton
Interim President and Chief Executive Officer

EXECUTIVE

Date:
Michael McGaugh

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